Exhibit 3.10
NATIONAL HEALTHCARE PROPERTIES, INC.
ARTICLES SUPPLEMENTARY
CLASS A COMMON STOCK
National Healthcare Properties, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST:    Under a power contained in Article V of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board”), by resolutions duly adopted, classified 100,000,000 authorized but unissued shares of common stock, $0.01 par value per share (“Common Shares”), as shares of a new class of Common Shares designated as Class A Common Stock (the “Class A Common Stock”), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.
Class A Common Stock
Section 1.     A class of Common Shares, designated as the “Class A Common Stock” is hereby established. The number of authorized shares of Class A Common Stock shall initially be 100,000,000.
Section 2.     Except as set forth in Sections 3 and 4 hereof, the shares of Class A Common Stock shall have preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption or otherwise, identical to the Common Shares and all provisions of the Charter applicable to the Common Shares shall apply to the shares of Class A Common Stock. Without limiting the foregoing, the Class A Common Stock shall be subject to the restrictions and limitations on ownership and transfer (as well as any exceptions thereto or exemptions therefrom) set forth or provided for under Article V of the Charter, as though Common Shares without further designation.
Section 3.    The holders of Class A Common Stock shall have exclusive voting rights on any amendment of the Charter (including the terms of the Class A Common Stock set forth herein) that would alter only the contract rights of the Class A Common Stock and no holders of any other class or series of stock of the Company shall be entitled to vote thereon.
Section 4.    Each issued and outstanding share of Class A Common Stock shall, automatically and without any action on the part of the holder thereof, or otherwise, convert into one issued and outstanding Common Share (without further designation) at 5:00 p.m. Eastern Time on the date that is 180 calendar days after the date of the prospectus related to the

Company’s initial public offering of the Class A Common Stock, as contemplated by and pursuant to the Registration Statement on Form S-11 filed by the Company with the United States Securities and Exchange Commission (File No. 333-294895) and the Underwriting Agreement referred to therein. Immediately upon and concurrent with such conversion, all of the shares of Class A Common Stock, whether or not then issued or outstanding, shall, without further action, be and become Common Shares (without further designation), and no shares of Class A Common Stock shall remain issued or outstanding, as such, nor shall any shares of Class A Common Stock remain authorized for issuance, as such, all such shares having then been replaced by corresponding Common Shares, whether issued and outstanding or authorized but unissued, as applicable.
SECOND:    The Class A Common Stock have been classified or reclassified, and designated, by the Board under the authority contained in the Charter. These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
THIRD:    These Articles Supplementary shall be effective at 9:00 a.m. on April 10, 2026.
FOURTH:    The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its General Counsel and Secretary on this 10th day of April, 2026.

ATTEST:		NATIONAL HEALTHCARE PROPERTIES, INC.

By:	/s/ Jie Chai	By:	/s/ Michael Anderson
	Name: Jie Chai		Name: Michael Anderson
	Title: General Counsel and Secretary		Title: Chief Executive Officer and President